EXHIBIT 10(c)

                              TECH-SYM CORPORATION

            WRITTEN DESCRIPTION OF INCENTIVE BONUS COMPENSATION PLAN ADOPTED BY THE BOARD OF DIRECTORS OF TECH-SYM CORPORATION
                            EFFECTIVE JANUARY 1, 1997

      The Board of Directors, pursuant to the recommendations of its Compensation Committee, is authorized to make incentive bonus awards after the end of each fiscal year to selected employees including the officers and employees of Tech-Sym Management Corporation and the presidents of the Company's wholly owned subsidiaries. The aggregate bonus pool from which such awards can be made in any year cannot exceed 2% of the Company's consolidated earnings before Federal and state income taxes plus an amount equal to 25% of the aggregate subsidiary bonus pools.

      After the close of each fiscal year, key employees of each of the subsidiaries, except for the subsidiary presidents, shall share in a bonus pool, calculated separately for each subsidiary, amounting to not less than 6% and not more than 15% of such subsidiary's earnings before state and Federal income taxes. Bonus amounts earned in excess of 6% pre-tax earnings depend upon the degree by which each subsidiary exceeds certain performance criteria. The 6% minimum will be increased (up to the maximum of 15%) one additional percentage point for each fifteen points earned by the subsidiary in accordance with the following:

      (a) 1 point for each 2% increase in sales in excess of 15% over the prior year.

      (b) 1 point for each .1% increase in net profit as a percent of sales over the average of the previous three years.

      (c) 2 points for each 1%, in excess of 8%, for return on investment. (Investment to be defined as Stockholders' Equity plus or minus intercompany accounts).

      (d)   5 points if 90% of forecasted pretax profits is achieved.

      The amount of the bonus pool of the Company and of each subsidiary is subject to reduction by the amount of (i) any bonuses such as Christmas bonuses paid to employees for such year; (ii) the contributions which each such company would be required to make to its retirement and/or thrift plan(s), if any, on the total bonus pool amount for the accounts of its bonus recipients; and (iii) any marketing incentives paid to employees for such year other than sales commissions comprising all or part of an individuals regular compensation.

      The apportionment of the total amount of the bonus and the recipients thereof are determined by the management of each subsidiary subject to the approval of either (i) the President or any Vice President of the Company regarding employees with annual salaries of $60,000 or more, or (ii) the Board of Directors of the Company, pursuant to recommendations of the Compensation Committee, when the annual salary of any recipient exceeds $100,000 and in the case of any recipient who is a division or subsidiary general manager or chief executive officer, regardless of such person's compensation.